Exhibit 99


FOR IMMEDIATE RELEASE

            Contacts:      Marvin D. Brody, Chairman and Chief Executive Officer
                           Morris C. Aaron, Chief Financial Officer
                           (602) 955-5556


EMPLOYEE SOLUTIONS, INC. ANNOUNCES 1996 EARNINGS

PHOENIX, AZ / March 17, 1997 --- Employee Solutions, Inc. (NASDAQ NM: ESOL) today reported financial results for its year and fourth quarter ended December 31, 1996.

For the year, revenues grew 167% to a record $439 million in 1996, from $164.5 million in 1995. Net income for the year grew to $12.0 million, or $.37 per fully diluted share, compared with net income of $3.8 million, or $.14 per fully diluted share, in 1995. (Per share results throughout are adjusted to reflect the impact of the two 2-for-1 stock splits effected by the company in 1996.)

For the fourth quarter of 1996, revenues grew 104% to $149 million, from $73 million in the same period in 1995. Net income for the 1996 quarter was $2.3 million, or $.07 per fully diluted share, in the quarter, compared with net income of $1.6 million, or $.05 per fully diluted share, in the same period in 1995.

Marvin D. Brody, Chairman and Chief Executive Officer of Employee Solutions, Inc., stated, "While we are obviously pleased to announce substantially increased revenues and earnings for the year, we are disappointed with the fourth quarter operating results, even though earnings exceeded fourth quarter 1995."

"ESI is also pleased that it maintained its position as the most profitable publicly-held professional employer organization," Brody continued.

ESI reported that earnings were impacted by several factors which affected the fourth quarter, particularly its workers' compensation reserves which were increased to $5.2 million at December 31, 1996. ESI was also affected, and continues to be affected, by increased competition and an overall weakness in workers' compensation and benefits markets.

As of December 31, 1996, the number of ESI's worksite employees was approximately 30,100 (compared with approximately 11,000 at year end 1995) plus approximately 13,000 stand-alone risk management/workers' compensation employees.

Employee Solutions, Inc. is a leading professional employer organization (PEO) providing employers throughout the United States with comprehensive employee payroll, human resources and benefits outsourcing services. ESI's integrated outsourcing services include payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management/workers' compensation insurance services, retirement and healthcare programs as well as non-employment related products and services provided directly to worksite employees.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including delay or inability to conclude acquisition transactions, introductions of competing services, cancellations of contracts, changes in applicable regulations, general market acceptance of ESI's services, fluctuations in margins, actual workers' compensation loss experience, demand fluctuations, and other risks detailed in ESI's report on Form 10-Q for the quarter ended September 30, 1996.

                            Employee Solutions, Inc.
                       Fourth Quarter and Year End Results
                                December 31, 1996
                             (Amounts in thousands)
                            Summary Financial Results


                                                            Three Months Ended            Year Ended
                                                               December 31,              December 31,

                                                          1996         1995           1996          1995

Revenues                                            $   148,836   $    73,060   $    439,016   $    164,455

Gross Profit                                        $     9,285   $     5,693   $     38,154   $     13,780

Income From Operations                              $     3,799   $     2,456   $     18,771   $      6,171

Income Before Taxes                                 $     3,211   $     2,661   $     18,407   $      6,681

Net Income                                          $     2,312   $     1,629   $     12,026   $      3,835

Earnings Per Share - Fully Diluted                  $      0.07   $      0.05   $       0.37   $       0.14


Weighted Average Shares                                  32,785        26,431         32,386         26,431
Outstanding - Fully Diluted